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                        CERTIFICATE OF INCREASE TO THE
                         CERTIFICATE OF DESIGNATION OF
                    SERIES C CONVERTIBLE PREFERRED STOCK OF
                             INNOVUS CORPORATION

         The undersigned, Terry Haas and David Mock, hereby certify that:

         I. They are the duly elected and acting President and Secretary, respectively, of Innovus Corporation, a Delaware corporation (the "Company").

         II. The Certificate of Incorporation of the Company authorizes 1,000,000 shares of preferred stock, par value $.001 per share, of which the following have been authorized and are issued and outstanding: 100,000 Series A Preferred Stock authorized, none outstanding; 45,000 Series C Preferred authorized, 45,000 outstanding.

         III. The following is a true and correct copy of resolutions duly adopted by the Board of Directors at a meeting duly held on October 9, 1996, which constituted all requisite action on the part of the Company for adoption of such resolutions.

                                  RESOLUTIONS

         WHEREAS, the Board of Directors of the Company (the "Board of Directors") is authorized to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof;

         WHEREAS, pursuant to that certain Certificate of Designation of Series C Convertible Preferred Stock of Innovus Corporation (the "Original Certificate"), the Board of Directors authorized 45,000 shares of Series C Convertible Preferred Stock (the "Series C Preferred"), all of which have been issued;

         WHEREAS, Section 151 of the Delaware Corporation Law authorizes the Board of Directors to increase the number of shares of stock of any series;

         WHEREAS, the Original Certificate provides for the authorization of additional shares of Series C Preferred with the consent of the holders of the existing Series C Preferred shares; and

         WHEREAS, the holders of the Series C Preferred have consented to the increase in the number of shares of Series C Preferred from 45,000 to 55,000.

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         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates additional shares of Series C Preferred, and fixes the rights, preferences, privileges and restrictions relating to such series as follows:

         RESOLVED, that the number of shares of Series C Preferred authorized in "Section 1. DESIGNATION, AMOUNT AND PAR VALUE" of the Original Certificate is hereby increased from 45,000 to 55,000 by amending said Section 1 to read as follows:

         Section 1. DESIGNATION, AMOUNT AND PAR VALUE. The series of Preferred Stock shall be designated as the Series C Convertible Preferred Stock (the "Preferred Stock"), and the number of shares so designated shall be 55,000. The par value of each share of Preferred Stock shall be $.001. Each share of Preferred Stock shall have a stated value of $50.00 per share (the "Stated Value").

         RESOLVED FURTHER, that all other rights, preferences, privileges and restrictions relating to the Series C Preferred shall remain in effect and unchanged.

         RESOLVED FURTHER, that the President and Secretary of the Company be, and they hereby are, authorized and directed to prepare, execute, verify, and file in Delaware, an Amendment to the Certificate of Designation in accordance with these resolutions and as required by law.

         IN WITNESS WHEREOF, Innovus Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Terry Haas, its President, and attested by David Mock, its Secretary, this __ day of October, 1996.

                                       INNOVUS CORPORATION


                                       ----------------------------------
                                       Terry Haas
                                       President


Attest:


By:
   ------------------------------
   David Mock
   Secretary

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